EXHIBIT 8

                                                      November 4, 1997


                            BIOFIELD CORP.

To: Holders of Biofield Corp. Warrants Issued in 1995 Securities Units Offering

     Biofield Corp. (the "Company") is offering shares of Common Stock, par value $.001 per share (the "Common Stock"), to accredited investors in a private placement (the "Offering") intended to yield gross proceeds to the Company of at least $7,000,000 and up to $15,000,000. The Offering is being made pursuant to, and on the terms and conditions described in, the Confidential Private Placement Memorandum, dated October 24, 1997, including the appendices thereto, as it may be supplemented and amended from time to time (the "Memorandum"). A copy of the Memorandum is enclosed herewith.

     In conjunction with the Offering, the Company is offering to issue, upon the consummation of the Offering, shares of Common Stock ("Exchange Shares") in exchange (the "Warrant Exchange") for the outstanding warrants (the "Warrants") issued to investors in the Company's 1995 private placement of securities units (the "1995 Units Offering"). The terms of the Warrant Exchange were established as a result of negotiations between the Company and Goldman Sachs, L.P. ("Goldman"), taking into account an analytical valuation model as well as other considerations. The exchange ratio was designed so that the shares of Common Stock issued in connection with the Warrant Exchange are equivalent in value to the Warrants exchanged for such shares. As discussed below, the Company agreed to undertake the Warrant Exchange upon receipt of a commitment from Goldman to invest concurrently in the Offering. Accordingly, the Warrant Exchange is conditioned upon the consummation of the Offering. Hambrecht & Quist LLC, the placement agent for the Offering, did not act as an advisor to the Company in connection with the Warrant Exchange.

     In order to participate in the Warrant Exchange, the terms of which are described on page 6 of the Memorandum, holders of the Warrants must commit to invest in the Offering. In connection with the Warrant Exchange, certain affiliates of Goldman (collectively, the "GS Parties") have agreed to invest not less than $1 million in the Offering if at least $6 million is invested in the Offering by other investors, and have agreed to invest not less than $1.5 million in the Offering if at least $7 million is invested in the Offering by other investors and not less than $2 million in the Offering if at least $8 million is invested in the Offering by other investors. In order for holders of the Warrants other than the GS Parties to exchange their Warrants pursuant to the Warrant Exchange, such holders must purchase shares of Common Stock in the Offering with an aggregate purchase price proportional to the GS Parties' investment, based upon the ratio between the number of Warrants held by each such other holder and the aggregate number of Warrants held by the GS Parties.

     In addition, the holders of the Warrants will be required to agree, as part of the Warrant Exchange, not to, directly or indirectly, offer, sell, offer to sell, grant any option to purchase or otherwise sell or dispose of any Exchange Shares during the one-year period following the closing of the Offering (the "Lock-Up Agreements").

Background

     Pursuant to the 1995 Units Offering, in March, April and June 1995, the Company sold an aggregate of 2,914,771 securities units, consisting of (i) an aggregate of 2,914,771 shares of Series C Preferred Stock (the outstanding shares of Series C Preferred Stock were automatically converted into approximately 1,428,802 shares of Common Stock upon completion of the Company's initial public offering); (ii) 1,457,385 warrants (the "Series D Warrants") to purchase shares of Series D Convertible Preferred Stock, at an initial exercise price of $6.00 per share; (iii) 1,457,385 warrants (the "Series D Warrants") to purchase shares of Series D Preferred Stock at an exercise price of $6.00 per share, or upon the occurrence of certain events, shares of Series C Preferred Stock at an exercise price of $4.50 per share (which events subsequently occurred); and
(iv) the right, upon the occurrence of certain events, to receive an aggregate of 357,192 warrants (the "Common Warrants") to purchase an aggregate of 357,192 shares of Common Stock at an exercise price of $9.18 per share. On June 30, 1996, the Company issued the Common Warrants to the investors in the 1995 Units Offering. Upon the completion of the Company's initial public offering, the Series D Warrants automatically became exercisable to purchase .4902 shares of Common Stock at an exercise price of $12.24 per share and the Series C Warrants automatically became exercisable to purchase .4902 shares of Common Stock at an exercise price of $9.18 per share.

     The Warrants subject to the Warrant Exchange consist of the Series D Warrants, the Series C Warrants and the Common Warrants issued to investors in the 1995 Units Offering. The outstanding Warrants are currently exercisable for an aggregate of 1,785,994 shares of Common Stock at a weighted average exercise price of $10.40 per share. Pursuant to the Warrant Exchange, the Warrants will be exchangeable for an aggregate of 730,651 Exchange Shares. The GS Parties hold an aggregate of 1,089,329 Warrants, which will be exchangeable for 444,512 Exchange Shares pursuant to the Warrant Exchange. The number of Exchange Shares issuable for each Warrant has been determined using the analytical pricing model referred to above, based on the exercise price of the Warrant and the expiration date thereof. Enclosed herewith for each Warrant holder, as Annex A hereto, is a schedule prepared by the Company listing the Warrants held by such Warrant holder, the number of Exchange Shares which will be issuable to such Warrant holder upon the consummation of the Warrant Exchange, and the minimum investment in the Offering required by such Warrant holder in order to participate in the Warrant Exchange.

Warrant Exchange Procedures

     To participate in the Warrant Exchange and purchase shares of Common Stock in the Offering, the Warrant holder must send the Warrants to be surrendered and exchanged to the Company at its principal offices at 1225 Northmeadow Parkway, Suite 120, Roswell, Georgia 30076, Attention: Timothy G. Roche, Vice President, Finance, along with the enclosed Election to Participate in Warrant Exchange, Subscription Agreement and Lock-Up Agreement, all duly executed, and accompanied by payment by wire transfer or a check of the full purchase price for the number of shares which the Warrant holder is obligated to purchase in the Offering based on the $1 million minimum GS Parties' investment under the terms of the Warrant Exchange.

     If the GS Parties are required to invest more than $1 million in the Offering, the other Warrant holders participating in the Warrant Exchange will be obligated to deliver an additional Subscription Agreement duly executed and accompanied by wire transfer or a check of the full purchase price for the number of additional shares of Common Stock that such holder is obligated to purchase in the Offering under the terms of the Warrant Exchange. If a Warrant holder does not subscribe for the required number of additional shares, such holder may not participate in the Warrant Exchange and its Election to
Participate in the Warrant Exchange and original Subscription Agreement will be canceled and the original Warrant and all funds previously paid will be returned.

     At the closing of the Offering, and upon receipt of the Warrant, Election to Participate in Warrant Exchange, Subscription Agreement, any additional Subscription Agreement, Lock-Up Agreement and payment(s) from the Warrant holder, the Company shall cause to be issued certificates for the total number of Exchange Shares issuable to the Warrant holder as determined by the terms of the Warrant Exchange, registered in the name of the Warrant holder or its nominee, and the Company shall thereupon promptly deliver such certificates to such holder.

     The Warrant Exchange, which may be independently withdrawn by the Company, is conditioned upon the consummation of the Offering. If the Offering is terminated or withdrawn, the Warrant Exchange will not be completed and therefore, the Election to Participate in Warrant Exchange and Subscription Agreements received from Warrant Holders will be canceled, all subscription proceeds and the original Warrant will be returned and the terms of the Warrant holder's original Warrant will remain in effect.

     THIS DOCUMENT AND THE MEMORANDUM ARE SUBMITTED ON A CONFIDENTIAL BASIS TO THE HOLDERS OF THE COMPANY'S WARRANTS ISSUED IN THE 1995 UNITS OFFERING FOR INFORMATIONAL USE SOLELY IN CONNECTION WITH THEIR CONSIDERATION OF THE WARRANT EXCHANGE AND THE OFFERING. THIS DOCUMENT AND THE MEMORANDUM MAY NOT BE COPIED OR REPRODUCED IN WHOLE OR IN PART NOR MAY THEY BE DISTRIBUTED OR ANY OF THEIR CONTENTS BE DISCLOSED TO ANYONE OTHER THAN THE PERSONS TO WHOM THEY ARE SUBMITTED AND THEIR ADVISORS (WHO SHALL BE INSTRUCTED AS TO THE CONFIDENTIAL NATURE OF THESE DOCUMENTS).

     IN MAKING A DECISION WHETHER OR NOT TO PARTICIPATE IN THE WARRANT EXCHANGE AND THE OFFERING, WARRANT HOLDERS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE WARRANT EXCHANGE AND THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. WARRANT HOLDERS SHOULD NOT CONSTRUE THE CONTENTS OF THE MEMORANDUM, THE OTHER DOCUMENTS DELIVERED THEREWITH OR ANY OTHER COMMUNICATION FROM THE COMPANY OR ITS REPRESENTATIVES AS INVESTMENT, LEGAL OR TAX ADVICE. THE TERMS OF THE WARRANT EXCHANGE, THE MEMORANDUM, THE OTHER DOCUMENTS DELIVERED THEREWITH AND ANY SUCH OTHER MATERIALS, AS WELL AS THE NATURE OF AN INVESTMENT IN THE OFFERING, SHOULD BE REVIEWED BY THE
WARRANT HOLDER AND SUCH WARRANT HOLDER'S INVESTMENT, TAX, LEGAL, ACCOUNTING AND OTHER ADVISORS.

     If you have any questions about the enclosed documents, the Warrant Exchange, the Offering or the Company, please contact Timothy
G. Roche, Vice President, Finance of the Company at (770) 740-8180.



                               ANNEX A


Name of Holder:__________________________________

Number of Warrants Held of Record:

     Series D Warrants:__________________________

     Series C Warrants:__________________________

     Common Warrants:____________________________

               Total Number of Warrants Held of Record:_______________

Number of Exchange Shares Issuable:

          for Series D Warrants:_________________

          for Series C Warrants:_________________

          for Common Warrants:___________________

                    Total Number of Shares Issuable:__________________


Minimum required investment by Holder in the Offering if the GS Parties are required to invest at least $1 million:

                                                    $_________________


Minimum required investment by Holder in the Offering if the GS Parties are required to invest at least $1.5 million:

                                                    $_________________


Minimum required investment by Holder in the Offering if the GS Parties are required to invest at least $2 million:

                                                    $_________________



              ELECTION TO PARTICIPATE IN WARRANT EXCHANGE

[TO BE EXECUTED ONLY IF WARRANT HOLDER ELECTS TO
PARTICIPATE IN THE WARRANT EXCHANGE AND THE OFFERING]


BIOFIELD CORP.
1225 Northmeadow Parkway
Suite 120
Roswell, Georgia 30076


     The undersigned registered holder of ___________ Warrants represented by Warrant Certificate No.(s) _______________ hereby irrevocably elects to participate in the Warrant Exchange on the terms and conditions described above and in the Memorandum. The undersigned acknowledges that in order to participate in the Warrant Exchange, holders of the Warrants must commit to invest in the Offering on such terms and conditions.



Dated: __________________, 1997    ___________________________________
                                   (Signature   must  conform  in  all
                                   respects    to   name   holder   as
                                   specified on face of Warrant)



                                   Print name and address:


                                   ___________________________________
                                   (Name)


                                   ___________________________________
                                   (Street Address)


                                   ___________________________________
                                   (City) (State) (Zip Code)


Accepted:

BIOFIELD CORP.


By:_______________________________
   Name:
   Title:


Dated:______________________, 1997